Exhibit 4.3

SPECIAL PROJECT REVOLVING CREDIT NOTE

$6,000,000.00	April 10, 2018
Roanoke, Virginia

FOR VALUE RECEIVED, OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), hereby promises to pay to the order of PINNACLE BANK, a Tennessee banking corporation (the “Lender”), at the times and in the manner hereinafter set forth, the principal sum of SIX MILLION DOLLARS ($6,000,000.00) (the “Special Project Revolving Credit Facility”) or so much thereof as may be advanced under the Special Project Loan Agreement (as hereinafter defined) and remain unpaid, together with accrued interest, at the rate or rates hereinafter set forth, on the unpaid principal balance hereof from time to time, from the date of this Note through and including the date the entire unpaid principal balance hereof has been indefeasibly paid in full. The fact that there may be no unpaid balance outstanding at any particular time shall not affect the continuing validity of this Note.

1.           Nature of Note; Defined Terms. This Note is the “Special Project Revolving Credit Note” issued pursuant to and referenced in the Special Project Loan Agreement dated as of even date herewith by and between the Borrower and the Lender (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). The obligations of the Borrower evidenced hereby constitute a portion of the Obligations referred to in the Loan Agreement. The Lender is entitled to the benefit of the Loan Agreement and the other Financing Documents and the Collateral referred to therein. The Loan Agreement contains, among other things, provisions for Advances under the Special Project Revolving Credit Facility and provisions for the acceleration of the maturity of this Note. The provisions of the Loan Agreement are hereby incorporated by reference in their entirety as if fully set forth herein. To the extent any conflict shall exist between the terms hereof and the terms of the Loan Agreement, the terms of the Loan Agreement shall control to the extent necessary to resolve such conflict. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Loan Agreement.

2.           Special Project Revolving Credit Facility. Within the limitations set forth in the Loan Agreement and subject to the provisions of the Loan Agreement, the Borrower may borrow, repay and reborrow under the Special Project Revolving Credit Facility and this Note.

3.         Interest. Until maturity (whether by acceleration, declaration, extension or otherwise), so long as no Event of Default shall have occurred and be continuing, interest shall accrue each day on each LIBOR Rate Advance, from and including the Draw Date to the date such LIBOR Rate Advance is paid in full, at the LIBOR Adjusted Rate in effect for that day. For the duration of each Interest Period, respectively, the LIBOR Adjusted Rate shall be adjusted as of each Continuation Date, using One-Month LIBOR in effect two (2) London Business Days prior to the respective Continuation Date, and such LIBOR Adjusted Rate shall apply to any LIBOR Rate Advances advanced during the respective Interest Period.

Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year. After maturity or upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of this Note shall bear interest at the Default Rate as defined in the Loan Agreement.

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The rate of interest payable on this Note shall in no event exceed the maximum rate permissible under applicable laws (the “Maximum Legal Rate”). If the rate of interest payable on this Note is ever reduced as a result of this paragraph and at any time thereafter the Maximum Legal Rate shall exceed the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the Maximum Legal Rate for such period as is required so that the total amount of interest received by the Lender is that which would have been received by the Lender but for the operation of the first sentence of this paragraph.

4.           Repayment. The principal balance of this Note, together with interest thereon, shall be payable as follows:

(a)     Commencing on the first day of the first month after the date hereof, and on the first day of each month thereafter up to and including the Special Project Revolving Credit Expiration Date (as defined in the Loan Agreement), the Borrower shall make consecutive monthly payments of accrued and unpaid interest. Payments received by the Lender from the Special Deposit Account pursuant to the provisions of the Loan Agreement shall be applied first to accrued and unpaid interest and then to the outstanding principal of this Note; provided, however, upon the occurrence of an Event of Default, such payments received by the Lender from the Special Deposit Account shall be applied to payment of interest, principal, and other indebtedness evidenced by this Note in the order determined by the Lender in the exercise of its discretion.

(b)     If not sooner paid, this Note shall mature, and the entire unpaid principal balance hereof, together with all accrued and unpaid interest thereon shall be due and payable on the Special Project Revolving Credit Expiration Date, which will be the maturity date for this Note. On or before the Special Project Revolving Credit Expiration Date, Borrower shall pay Lender (i) the principal sum of $6,000,000.00, or if different from such amount, the unpaid principal balance of so much thereof as may be advanced and due and owing under the Loan Agreement; and (ii) interest on the principal amount of this Note from time to time outstanding, payable at the applicable Interest Rate or Default Rate, as applicable, in accordance with the provisions of this Note and the Loan Agreement.

(c)     If the principal of or interest on this Note, late charges, or any other amount required to be paid hereunder is not paid when due, whether by acceleration or otherwise, the Borrower shall, on demand, from time to time pay to the Lender interest on such principal, interest, late charges, or other amount from the date due until the date of payment (after as well as before any judgment) at the Default Rate; provided, however, that interest shall not accrue on any payment due under this Note (excluding payments of principal, interest, or late charges) until Lender gives to Borrower written notice of such amount due.

5.           Business Days. If any payment on this Note becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to any payment which bears interest, interest thereon shall be payable at the then applicable rate of interest as herein provided during such extension.

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6.           Special Project Revolving Credit Account. The Lender will maintain on its books an account (the “Special Project Revolving Credit Account”) with respect to Advances under the Loan Agreement, repayments and prepayments, the accrual and payment of interest, and all other amounts and charges owing to the Lender in connection with the Special Project Revolving Credit Facility. Except for manifest error, the Special Project Revolving Credit Account shall be conclusive as to all amounts owing by the Borrower to the Lender in connection with and on account of the Special Project Revolving Credit Facility and this Note.

7.           Late Charge. If the Borrower fails to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Note within ten (10) days of the date due and payable, the Borrower shall pay to the Lender a late charge equal to the greater of (a) $50.00, or (b) five percent (5%) of the delinquent amount. Such 10-day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Lender of any other rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Lender may employ upon the occurrence of an Event of Default.

8.           Events of Defaults and Remedies. Upon the occurrence of an Event of Default specified in Section 8.9 (Inability to Pay Debts, Etc.), Section 8.10 (Bankruptcy) or Section 8.11 (Receiver, Etc.) of the Loan Agreement, the unpaid principal balance of this Note, together with all accrued interest then due thereon, shall immediately and automatically become due and payable in full by the Borrower to the Lender. Upon (i) the failure of the Borrower to pay, as and when due, any principal payment, interest, or other payment due hereunder (subject to the Cure Provisions set forth below, as applicable), or (ii) the occurrence of any other Event of Default under the Loan Agreement, the Lender or any other holder of this Note may, at its sole option, accelerate the maturity of this Note and declare the unpaid principal balance of this Note then outstanding, together with all interest accrued thereon, to be immediately due and payable, whereupon the entire unpaid principal balance of this Note, together with accrued but unpaid interest thereon, shall immediately and automatically become due and payable by the Borrower to the Lender. In addition, upon the occurrence of an Event of Default, the Lender may exercise any and all rights and remedies available to the Lender under this Note, the Loan Agreement, the other Financing Documents, or at law or in equity. The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind except for any notice expressly provided for herein.

9.           Cure Provisions. The Borrower shall have the limited right to cure any payment default under Section 8(i) of this Note on the following terms: If default occurs in the payment of money under this Note, such payment default may be cured if the Borrower, after being given written notice from the Lender demanding payment of such payment default, cures such payment default by payment in full within seven (7) days after such written demand; provided, however, the Borrower shall have the benefit of these cure provisions with respect to any payment default (and the Lender shall be required to send written demand for payment with respect to such payment default) only if the Borrower has not been given two (2) notices of payment default for the same type of payment default within the preceding twelve (12) months. Any notice of payment default regarding the late payment of principal and/or interest shall constitute the same type of payment default as any other notice of payment default regarding the late payment of principal and/or interest.

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10.          Manner of Making Payment. All payments and prepayments of this Note, interest thereon and any other amounts payable hereunder shall be paid in lawful money of the United States of America, in cash or in other immediately available funds, during regular business hours of the Lender at the Lender’s office located at any banking office of the Lender, or at such other place as the Lender or any other holder of this Note may at any time or from time to time designate in writing to the Borrower in accordance with the provisions of Section 10.3 (Notices) of the Loan Agreement.

11.          Collection Costs. If this Note is forwarded to an attorney for collection after maturity hereof (whether by acceleration, declaration, extension or otherwise), the Borrower shall pay to the Lender on demand all reasonable costs and expenses of collection, including reasonable attorneys’ fees.

12.          Remedies Cumulative, Etc. The rights and remedies of the Lender or any other holder hereof under this Note, the Loan Agreement and/or the other Financing Documents shall be cumulative and concurrent and may be pursued and exercised singularly, successively or concurrently at the sole discretion of the Lender or any other holder hereof and may be exercised as often as the Lender or any other holder hereof shall deem necessary or desirable, and the non-exercise by the Lender or any other holder hereof of any such rights and remedies in any particular instance shall not in any way constitute a waiver or release thereof in that or any subsequent instance.

13.           Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to the Borrower at 5290 Concourse Drive, Roanoke, VA 24019, Attention: Neil D. Wilkin, President/CEO, or to the Lender at 36 Church Avenue SW, Roanoke, Virginia 24011, Attention: Shannon S. Miller, Senior Vice President. Such notice or demand shall be deemed sufficiently given for all purposes when delivered (a) by personal delivery and shall be deemed effective when delivered and receipt given by the addressee, or (b) by mail or courier and shall be deemed effective three (3) New York Business Days after deposit in an official depository maintained by the United States Post Office for the collection of mail as certified mail, return receipt requested and postage prepaid, or one (1) Business Day after delivery to a nationally recognized overnight courier service (e.g., Federal Express) for next business day delivery. Notice by e-mail is not valid notice under this or any other agreement between the Borrower and the Lender.

14.          GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Lender and will be deemed to be made in the Commonwealth of Virginia. This Note will be interpreted in accordance with the laws of the Commonwealth of Virginia excluding its conflict of laws rules. THE Borrower AND the LENDER hereby irrevocably consent to the exclusive jurisdiction of any state or federal court in the commonwealth of virginia in a CITY, county or judicial district where the Lender maintains aN OFFICE OR branch; provided that nothing contained in this Note will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against THE Borrower individually, against any security or against any property of THE Borrower within any other CITY, county, state or other foreign or domestic jurisdiction. The Borrower and the Lender acknowledge and agree that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower and the Lender waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

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15.         WAIVER OF JURY TRIAL. the Borrower and the Lender hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Lender may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. the Borrower represents and warrants that no representative or agent of the Lender has represented, expressly or otherwise, that the Lender will not, in the event of litigation, seek to enforce this jury trial waiver. the Borrower Acknowledges that the Lender has been induced to enter into this note by, among other things, the provisions of this Section.

16.           Severability. In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provisions (or remaining part of the affected provision) of this Note which shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

17.          Demand, Protest, Etc. The Borrower, any endorsers and guarantors hereof, and all others who may become liable for all or any part of the obligations evidenced hereby and their respective successors and assigns, agree to be jointly and severally bound hereby, and jointly and severally waive presentment, demand, protest, notice of non-payment, and any and all lack of diligence or delays in collection or enforcement hereof. The Borrower and any endorsers and guarantors hereof further jointly and severally agree with the holder hereof that said holder may, without notice, in such manner, on such terms and for such time(s) as the holder may see fit, extend or renew this Note, and/or release any maker, endorser, or guarantor hereof, and/or substitute or add guarantors, and/or substitute or release collateral or any part thereof, all without in any way affecting, releasing, or foregoing the joint and several liability of the Borrower and all endorsers and guarantors hereof.

18.           Miscellaneous. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Lender. No course of dealing or other conduct, no oral agreement or representation made by the Lender, and no usage of trade, shall operate as a waiver of any right or remedy of the Lender. No waiver of any right or remedy of the Lender shall be effective unless made specifically in writing by the Lender. Borrower agrees that in any legal proceeding a copy of this Note kept in the Lender’s course of business may be admitted into evidence as an original. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine, as appropriate.

[Signature Page Follows]

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WITNESS the due execution hereof as a SEALED INSTRUMENT this 10th day of April, 2018.

WITNESS:	OPTICAL CABLE CORPORATION, a Virginia corporation

/s/ Matt Arnold	By:	/s/ Tracy G Smith	(SEAL)
Signature of Witness		Tracy G Smith
Chief Financial Officer and SVP

Matt Arnold
Typed Name of Witness	Address:	5290 Concourse Drive
Roanoke, Virginia 24019
Attention: Tracy G. Smith

COMMONWEALTH OF VIRGINIA

CITY/COUNTY OF Roanoke, to wit:

The foregoing instrument was acknowledged before me this 10 day of April, 2018, by Tracy G. Smith, as Chief Financial Officer and SVP of Optical Cable Corporation, a Virginia corporation, on behalf of the corporation.

/s/ Deborah C. Burch
Notary Public
My commission expires: Feb 28, 2022
Registration No.: 7327088

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